Exhibit 99.2

Joint Filing Agreement to Schedule 13D

This will confirm the agreement by and among all the undersigned that the Schedule 13D filed on or about this date and any subsequent amendments with respect to the beneficial ownership by the undersigned of the Class A Common Stock, par value $.01 per share, of The Estée Lauder Companies Inc., is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: November 6, 2025

Roaring Fork Trust Company, Inc.

Signature:	/s/ Benjamin Zeliger
Name/Title:	Benjamin Zeliger/President

The LAL 2015 ELF Trust

Signature:	/s/ Benjamin Zeliger
Name/Title:	Roaring Fork Trust Company, Inc., trustee, Benjamin Zeliger/President

Evelyn H. Lauder 2012 Marital Trust Two

Signature:	/s/ Benjamin Zeliger
Name/Title:	Roaring Fork Trust Company, Inc., trustee, Benjamin Zeliger/President